UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 5, 2008

TUCOWS INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-28284	23-2707366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Mowat Avenue, Toronto, Ontario, Canada		M6K 3M1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (416) 535-0123

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 5, 2008 (the “Effective Date”), Tucows.com Co. (“Tucows.com Co.”), a corporation organized under the laws of Nova Scotia and wholly-owned subsidiary of Tucows Inc. (the “Company”), entered into an agreement relating to the sale of certain end-user websites, contractual rights and obligations relating to the delivery of services to such end-users, information identifying and describing such end-users (collectively, the “Shared Webhosting Business”) and any claims and other liabilities relating to the Shared Webhosting Business (collectively with the Shared Webhosting Business, the “Purchased Assets”) to Hostpoia.com, Inc., a Delaware corporation and an unaffiliated third party (“Hostopia”), pursuant to an Asset Purchase Agreement (the “Agreement”) by and between Tucows.com Co. and Hostopia.  The Company expects the transaction to close on or around May 15, 2008 (the “Closing Date”).

The Agreement provides that the aggregate amount paid by Hostopia (the “Purchase Price”) with respect to the Purchased Assets, will be approximately $1,600,000, $320,000 of which was paid to Tucows.com Co. on the Effective Date and the balance of which will be paid to Tucows.com Co. on the Closing Date.  The Purchase Price is subject to adjustment 90 days following the Closing Date in an amount equal to the aggregate of all fees (if any) for (i) services relating to the Shared Webhosting Business paid to Tucows.com Co. by end-users within the 90 days following the Closing Date (less an amount of certain allowances for billing, customer service and hosting with respect to Net Identity end-users), (ii) the amount of any overpayment by Hostopia for certain end-users that are not hosted on Hostpoia’s servers within 90 days of the Closing Date and (iii) the amount of any fees from certain end-users that Hostopia is, after exercising commercially reasonable efforts, unable to collect (the “Adjustment Amount”).  Tucows.com Co. shall pay to Hostopia the Adjustment Amount, if any, no later than 90 days following the Closing Date.

Each of Tucows.com Co. and Hostopia are subject to a three year non-solicit under the terms of the Agreement, whereby each agrees that it will not, directly or indirectly, solicit or hire any employees of the other party (or such other party’s affiliates or subsidiaries) for employment, or any undertaking with which such party is associated.

Tucows.com Co. is also subject to the three year non-compete under the terms of the Agreement, whereby Tucows.com Co. agrees that it shall not alone, or through any subsidiary, affiliate or joint venture or as a member, partner, or agent of any partnership, or as an agent, member, stockholder (except stockholder of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or traded over the counter) or as an investor in any corporation or other person or entity of any kind whatsoever, directly or indirectly, sell or market to the end-users hosted by Hostopia services that are competitive with the services of the Shared Webhosting Business.

Tucows.com Co. has also agreed, pursuant to the terms of the Agreement and a separate Trademark License Agreement, to license to Hostopia the use of the names “domaindirect” and “netidentity.”  The Agreement further provides that Tucows.com Co. shall indemnify Hostopia from and against any and all liabilities incurred by Hostopia as a result of, among other things, the breach of any term of the Agreement by Tucows.com Co., any indebtedness owed to any person by Tucows.com Co., any taxes or other assessments owed by Tucows.com Co. and any salary, bonus, severance or other compensation owed to any employee of the Shared Webhosting Business relating to employment by Tucows.com Co. prior to the Closing Date.  Hostopia has agreed to indemnify Tucows.com Co. for any liabilities incurred by Tucows as a result of the breach of any term of the Agreement by Hostopia, Hostopia’s operation of the Shared Webhosting Business after the Closing Date and any assumed liabilities assumed by Hostopia under the Agreement.

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Tucows.com Co. is also subject to customary representations and warranties, covenants and closing conditions under the terms of the Agreement.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Exhibit

10.1	Asset Purchase Agreement, dated May 5, 2008, by and between Tucows.com Co. and Hostopia.com, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUCOWS INC.

By:	/s/ Michael Cooperman
Michael Cooperman
Chief Financial Officer

Dated: May 13, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Asset Purchase Agreement, dated May 5, 2008, by and between Tucows.com Co. and Hostopia.com, Inc.